Exhibit 99.1

Century Communities Announces Launch of Private Offering of $500 Million of Senior Notes due 2033 and Conditional Redemption of 6.750% Senior Notes due 2027

GREENWOOD VILLAGE, Colorado (September 3, 2025) – Century Communities, Inc. (NYSE: CCS), one of the nation’s largest homebuilders, today announced that it has launched a private offering (the “Offering”) of $500 million aggregate principal amount of new Senior Notes due 2033 (the “Notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

The terms and timing of pricing of the Notes are subject to market conditions and other factors.  The Notes are expected to be guaranteed on an unsecured senior basis by certain of the Company’s current and future subsidiaries, including substantially all of its domestic wholly-owned subsidiaries.

The Company intends to use the net proceeds from the Offering, plus cash on hand, to redeem (the “Redemption”) all $500.0 million aggregate principal amount of the Company’s 6.750% Senior Notes due 2027 outstanding (the “2027 Senior Notes”).  Consummation of the Offering of the Notes and the Redemption of the 2027 Senior Notes are subject to market and other conditions, and there can be no assurance that the Company will be able to successfully complete these transactions on the terms described above, or at all.

The offer and sale of the Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any other security, and shall not constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful.  Any offers of the Notes will be made only by means of a private offering memorandum.

The Company also announced today that it has delivered a conditional notice of redemption (the “Redemption Notice”) calling for the redemption, on October 3, 2025 (the “Redemption Date”), of all of the outstanding 2027 Senior Notes at a redemption price equal to 100.0% of the principal amount of the 2027 Senior Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.  The Company’s obligation to redeem the 2027 Senior Notes is conditioned upon the prior consummation of the Offering and the issuance of the Notes on or prior to the Redemption Date.  The Company will publicly announce and notify the holders of, and the trustee for, the 2027 Senior Notes if the condition is not satisfied or waived prior to the Redemption Date, whereupon the Redemption will be revoked and the 2027 Senior Notes will remain outstanding.  U.S. Bank National Association is the trustee for the 2027 Senior Notes and is serving as the paying agent for the Redemption.

The Redemption of the 2027 Senior Notes is being made solely pursuant to the Redemption Notice, and this press release does not constitute an offer to purchase or redeem, or a solicitation of an offer to sell, the 2027 Senior Notes.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is one of the nation's largest homebuilders and a recognized industry leader in online home sales.  Newsweek has named the Company one of America's Most Trustworthy Companies for three consecutive years, and one of the World's Most Trustworthy Companies (2025).  Century Communities has also been designated as one of U.S. News & World Report's Best Companies to Work For (2025–2026).  Through its Century Communities and Century Complete brands, Century's mission is to build attractive, high-quality homes at affordable prices to provide its valued customers with A HOME FOR EVERY DREAM®.  Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers.  The Company operates in 16 states and over 45 markets across the United States, and also offers mortgage, title, insurance brokerage, and escrow services in select markets through its Inspire Home Loans, Parkway Title, IHL Home Insurance Agency, and IHL Escrow subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, and such statements should not be interpreted to be guarantees of future performance or results.  Forward-looking statements are based on our current beliefs or expectations with respect to future events, and are subject to assumptions and unknown risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the beliefs or expectations expressed in or suggested by the forward-looking statements.  Forward-looking statements in this press release include statements relating to, among other things, statements about the intended use of proceeds or other aspects of the Offering of the Notes and the Redemption of the 2027 Senior Notes.  The following factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: adverse changes in general economic conditions, including increased interest rates and inflation, the potential impact of tariffs and increased costs, availability and cost of financing, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Contact Information:

Tyler Langton, Senior Vice President of Investor Relations
(303) 268-8345
InvestorRelations@CenturyCommunities.com